Exhibit 99.1

The Lovesac Company announces Executive Vice President and Chief Financial Officer Donna Dellomo is retiring as CFO with Planned Transition to Senior Strategic Advisor
Keith Siegner Named Executive Vice President and Chief Financial Officer

STAMFORD, Conn., June 7, 2023 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced effective June 30, 2023, after six and a half years with Lovesac, Donna Dellomo is retiring as EVP and CFO and plans to take on a Senior Strategic Advisory role. In this role, Ms. Dellomo would be providing strategic, financial, operational, and organizational development insight around Company initiatives and help ensure a smooth transition of current responsibilities.

The Company is also announcing the appointment of Keith Siegner as the Company’s new Executive Vice President and Chief Financial Officer effective June 30, 2023.

Shawn Nelson, Chief Executive Officer, stated, “We are very grateful for Donna’s contributions during her tenure at Lovesac. We have greatly benefitted from her work ethic and professionalism in leading our teams. I particularly want to highlight her invaluable contributions in helping us navigate the recent pandemic years as well as her leadership during our 2018 IPO and subsequent transition to being a public company. We are grateful that Donna plans to take on a senior strategic advisor role for Lovesac and wish her well in the next chapter of her career.”

"It has been a privilege to be part of the Lovesac team and witness firsthand the brand’s expansion from $76 million in net sales and 75 showrooms to over $650 million in net sales and 200 showrooms in just six years while building out a higher level of financial rigor operating as a public company, " said Dellomo. “The product, the team, and the vision are what brought me here over six years ago and are what still excites me today. It has been a privilege to work alongside our leadership team and the many talented individuals throughout the company," Dellomo said. "With Lovesac well positioned for success, I felt it was the right time to make this transition to the next chapter in my career. I'm proud of what we have accomplished together, including building a strong foundation for the future. I look forward to supporting Lovesac’s success and growth potential in my new role.”

Nelson, added "I am thrilled to welcome Keith as our new EVP and CFO. With his breadth and depth of experience across finance, accounting and capital markets, he brings a wealth of relevant and valuable experience to Lovesac. I look forward to the impact he will have as we continue to grow our differentiated and disruptive company and scale our business and brand."
Siegner brings extensive financial experience and expertise to the Company, having previously served as Chief Financial Officer of Vindex, a leading global e-sports technology and infrastructure company. Prior to joining Vindex, he served as Vice President, Investor Relations, Mergers & Acquisitions, and Treasurer at Yum! Brands. Before Yum! Brands, Siegner was a senior banking executive in equity research for over 15 years at UBS Securities, and prior to that, Credit Suisse. He began his career at Arthur Andersen in the International Tax Consulting Division. He received both bachelor’s and master’s accounting degrees from Wake Forest University, and is a CFA Charterholder.

"I am honored to be named EVP and CFO of The Lovesac Company and excited to work alongside this talented team to help drive the next chapter of growth," said Siegner. "I look forward to building on the strong foundation that Donna has established and working with the team to effectively scale the business and achieve our goals."

Additionally, the Company announced today that Jack Krause has retired from his role as Chief Strategy Officer effective June 30, 2023 and will remain a member of the Company’s board of directors. Jack’s current responsibilities will be divided between Nelson and Mary Fox, President and COO.

Exhibit 99.1

Nelson, concluded, “On behalf of the board of directors, I would like to extend my sincere thank you to Jack for his seven years of service with the Company, which include his roles as Chief Operating Officer and, more recently, Chief Strategy Officer. Since joining Lovesac, Jack has played an instrumental role in transforming the Company into a true omni channel retailer by helping expand our physical touchpoints and digital platform as we continue to disrupt the industry. We wish him nothing but the best in his retirement and look forward to continuing to benefit from his significant knowledge of the Company and industry as a member of our board.”

As previously announced, a conference call to discuss the financial results for the first quarter is scheduled for today, June 7, 2023, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company
Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers' lives do. The current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and the Sactionals StealthTech Sound + Charge System. As a recipient of Repreve's 6th Annual Champions of Sustainability, responsible production and innovation are at the center of the brand's design philosophy with products protected by a robust portfolio of utility patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by direct-to-consumer touch points in the form of our own showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, AND THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in U.S. Patent and Trademark Office.

Investor Relations Contacts:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com